Exhibit 99.1

NEWS

Bemis Company Announces Leadership Transition

William F. Austen Elected President, Chief Executive Officer, and Director

Neenah, Wisconsin, August 7, 2014 - The Board of Directors of Bemis Company, Inc. (NYSE:BMS) announced today that William F. Austen, 55, has been elected President and Chief Executive Officer, effective immediately. Austen succeeds Henry J. Theisen, 60, who will continue as Executive Chairman of Bemis Company, Inc. until his planned retirement at the 2015 Annual Meeting of Shareholders. In addition, Austen has been elected to the Bemis Board of Directors.

“Bill is a proven leader with in-depth knowledge of all aspects of Bemis,” said Theisen. “He brings a passion and commitment to helping our customers solve their most challenging packaging needs. He is a respected leader in the packaging industry and is uniquely qualified to lead Bemis into its next phase of growth. On behalf of the Board, I congratulate Bill on his new role and look forward to Bemis’ continued growth and success in the years ahead.”

Commenting on the management succession, Timothy Manganello, Independent Lead Director of the Board of Bemis Company, Inc. said, “The Board is confident in the future of the Company under Bill Austen’s leadership. On behalf of the Board, I also thank Henry for his numerous contributions to Bemis Company over his distinguished 38 year career. Under his leadership, Bemis completed the largest acquisition in Company history, increasing total revenue approximately 40 percent. He also established a strategic footprint in Asia-Pacific and divested non-core assets to focus the Company on its target end- markets. Henry’s dedication to innovation and material science has shaped Bemis’ competitive advantage and positioned the Company for future success.”

Austen has held a variety of leadership positions during his 14-year career with Bemis. After joining Bemis in 2000 as President of Bemis’ Pressure Sensitive Materials division, he was elected Vice President of Operations in 2004, Group President in 2012, and Executive Vice President and Chief Operating Officer in 2013. Prior to joining Bemis, Austen spent 20 years in various leadership positions at General Electric Company. He holds a Bachelor of Engineering Degree in Marine Engineering from the State University of New York Maritime College and a Master’s Degree in Engineering Administration from George Washington University.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.

Founded in 1858, Bemis is included in the S&P 500 index of stocks and reported 2013 net sales of $5.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 19,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters

Director of Investor Relations (920)527-5288

Bemis Company Inc.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669